                                                                   EXHIBIT 10.16

                              SETTLEMENT AGREEMENT

PREAMBLE

Smith & Wesson Corp., ("Smith & Wesson"), the City of Boston, and the Boston Public Health Commission enter into this Agreement to reduce the criminal misuse of firearms, combat the illegal acquisition, possession, and trafficking of firearms, reduce the incidence of firearms accidents, and educate the public on the safe handling and storage of firearms. Furthermore, Smith & Wesson enters into this Agreement as a continuation of its efforts to make its firearms as safe as practicable for its customers and the public. Accordingly, in consideration of the commitments set forth below, the City of Boston and the Boston Public Health Commission dismiss Smith & Wesson with prejudice from the lawsuit entitled The City of Boston, et al. v. Smith & Wesson Corp., et al., Civil Action No. SUCV1999-02590-C subject to any consent orders entered pursuant to paragraph VII.

The parties agree that this Agreement constitutes the full and complete settlement of any and all claims that were raised or could have been raised in the subject litigation. The parties agree further that this Agreement does not constitute an admission of any violation of law, rule, or regulation by Smith & Wesson or any of its employees. Nothing in this Agreement shall be construed to be an admission of liability. The adoption of standards for firearms design and distribution in this Agreement shall not be construed as an admission by Smith & Wesson that practices it engaged in prior to the execution of this Agreement were negligent.

I.    SAFETY AND DESIGN OF SMITH & WESSON FIREARMS.

      A. STANDARDS. Each firearm make and model sold by Smith & Wesson shall be tested against the following standards by a proofing entity selected by a government regulator that is designated by the City of Boston and the Boston Public Health Commission, or if no such selection is made, by ATF. Existing makes and models shall meet these standards within 60 days of execution of this Agreement unless a longer period is specified in the standard. New makes and models shall not be manufactured and sold after the execution of this Agreement unless they conform to these standards.

            1.    STANDARDS APPLICABLE TO ALL HANDGUNS.

                  a. SECOND "HIDDEN" SERIAL NUMBER. The handgun must have both a visible serial number on the exterior of the frame or receiver, as well as a second serial number that is not susceptible to eradication. A serial number is not susceptible to eradication if: (1) it is placed on the interior of the handgun; or (2) it is placed on the exterior of the handgun in a way that is not visible to the unaided eye, but is visible with the aid of an infrared detector or other device.

                  b. EXTERNAL LOCKING DEVICE. As an interim measure, until the implementation of Section I.A.1.c, within 60 days of execution of the Agreement, each handgun shall be supplied with an external locking device that effectively prevents the operation of the firearm when locked.

                  c. INTERNAL LOCKING DEVICE. Within 24 months of execution of the Agreement, each handgun shall have a built-in, on-board locking system, by which the handgun can only be operated with a key, a combination unique to that handgun, or another mechanism unique to that handgun.

                  d. AUTHORIZED USER TECHNOLOGY. Smith & Wesson shall commit two percent of annual firearms sales revenues to the development of a technology that recognizes only authorized users and permits a handgun to be used only by authorized persons. Within 36 months of execution of this Agreement, Smith & Wesson shall use its best efforts to incorporate this technology in all new handgun designs, with the exception of curios and collectors' handguns. This requirement does not apply to existing designs currently in production. If it is not technologically, mechanically, or fiscally feasible to incorporate this technology into all new handgun designs within 36 months, Smith & Wesson will continue to commit two percent of annual firearms revenues to the development of this technology or an alternate technology agreed upon by the parties to this Agreement.

                  e. CHILD SAFETY. Within 12 months of execution of the Agreement, each handgun shall be designed to effectively preclude an average five year old child from operating the handgun when it is ready to fire. Such mechanisms shall include but are not limited to: raising trigger resistance to at least a ten pound pull, altering the firing mechanism so that an average five year old child's hands are too small to operate the handgun, or requiring a series of multiple motions in order to fire the handgun.

                        This provision shall not apply to handguns that have a hammer deactivation device.

                  f. MINIMUM BARREL LENGTH. Each handgun make and model must have a barrel length of at least 3", unless the manufacturer has documented test data demonstrating that the handgun has an average group diameter test result of 1.7" or less at seven yards, 3.9" or less at 14 yards, and 6.3" or less at 21 yards. The average group diameter test result is the arithmetic mean of the results of three separate trials, each performed on a different sample handgun of the make and model at issue. For each trial, the handgun shall fire five rounds at a target from the specified distance, and the largest spread in inches between the center of any of the holes made in a test target shall be the result of the trial.

                  g. PERFORMANCE TEST. A sample of each handgun make and model will be test-fired with "proof cartridges" (cartridges loaded to generate excess pressure as set forth in accepted specifications for proof cartridges) to ensure the integrity of the material. At least one cartridge shall be fired from each chamber. Following this test firing, the handgun will be examined for hairline cracks or other signs of material failure and will pass this test only if there are no hairline cracks or other signs of material failure. Each handgun make and model shall also pass the following performance test: the handgun shall fire 600 rounds, stopping only every 100 rounds to tighten any loose screws and clean the handgun (if required by the cleaning schedule recommended in the manual), or as needed to refill the empty magazine or cylinder to capacity before continuing. For any handgun that loads other than with a detachable magazine, the tester shall pause every 50 rounds for ten minutes. The tester shall use the ammunition recommended in the user's manual, or if none is recommended, any standard ammunition of the correct caliber in new condition. A handgun shall pass this test if it fires the first 20 rounds without a malfunction and the full 600 rounds with no more than 6 malfunctions and without any crack or breakage of an operating part of the handgun that increases the danger of injury. Malfunction shall not include a misfire caused by a faulty cartridge whose primer fails to detonate when properly hit by the handgun's firing mechanism.

                  h.    DROP TEST. Each handgun must pass the more rigorous of:
                        (a) the SAAMI Standard drop test in effect on the date the handgun is sold; or (b) the following test: the handgun shall be test-loaded, set such that the handgun is ready to fire, and dropped onto a solid slab of concrete from a height of one meter from each of the following positions: (1) normal firing position; (2) upside down; (3) on the grip; (4) on the muzzle; (5) on either side; and (6) on the exposed hammer or striker (or, if there is no exposed hammer or striker, then on the rearmost part of the handgun). If the handgun is designed so that its hammer or striker may be set in other positions, it shall be tested with the hammer or striker in each such position (but otherwise ready to fire).

            2.    ADDITIONAL STANDARDS FOR PISTOLS.

                  a. SAFETY DEVICE. The pistol must have a positive manually operated safety device as determined by standards relating to imported guns promulgated by ATF.

                  b. MINIMUM LENGTH AND HEIGHT STANDARDS. The pistol's combined length and height must not be less than 10" with the height being at least 4" and the length being at least 6", unless it has an average group diameter test result of 1.7" or less at seven yards, 3.9" or less at 14 yards, and 6.3" or less at 21 yards. The average group diameter test result is the arithmetic mean of the results of three separate trials, each performed on a different sample firearm of the make and model at issue. For each trial, the firearm shall fire five rounds at a target from the specified distance and the largest spread in inches between the center of any of the holes made in a test target shall be the result of the trial.

                  c. MAGAZINE SAFETY DISCONNECT OR CHAMBER LOAD INDICATOR. Within 12 months of execution of this Agreement, each pistol shall have either a magazine safety disconnect or a chamber load indicator. This provision applies only to handguns that have a mechanism to load cartridges via a magazine.

                  d. LARGE CAPACITY MAGAZINES. No pistol make or model designed after January 1, 2000 shall be able to accept magazines manufactured prior to September 14,1994, with a greater than 10 round capacity, and such models shall not be capable of being easily modified to accept such magazines. Nor shall Smith & Wesson ammunition magazines that are able to accept more than 10 rounds be sold by Smith & Wesson or its authorized distributors and dealers. See Section II.A.l.h, below.

                  e. ADDITIONAL SAFETY FEATURES. Each pistol must have a firing pin block or lock.

            3. ADDITIONAL STANDARD FOR REVOLVERS. Each revolver make and model must pass a safety test. Each make and model must have a safety feature which automatically (for a double action revolver) or by manual operation (for a single action revolver) causes the hammer to retract to a point where the firing pin does not rest upon the primer of the cartridge. The safety device must withstand, no less than five consecutive times, the impact of a weight equal to the weight of the revolver dropping from a distance of 1 meter in a line parallel to the barrel upon the rear of the hammer spur without firing a primed case inserted into the chamber and aligned with the barrel.

      B. LAW ENFORCEMENT AND MILITARY EXCEPTION. An exception to a requirement of paragraph A may be granted for firearms manufactured or imported for sale to a law enforcement agency or the military if the law enforcement agency or military organization certifies to Smith & Wesson that the handgun(s) are for official purposes. Where a law enforcement agency authorizes or requires its officers to purchase firearms individually for official use, an appropriate certification from the agency will be permitted to apply to sales to a number of individual officers. Smith & Wesson shall maintain the certification in its records. Firearms sold to law enforcement or the military pursuant to this exception, which do not comply with the design standards of this Agreement, will be accompanied by a statement:

            1. "On [date], Smith & Wesson, the City of Boston, and the Boston Public Health Commission entered into an Agreement establishing certain design standards for firearms sold to civilians. Pursuant to that Agreement, we are obliged to inform you that this firearm does not comply with all of the design standards of the Agreement. We are further obliged to request that you not resell this firearm to civilians. This statement is not intended to suggest that there are any design flaws with this firearm, and you remain entitled to dispose of it in any lawful manner."

      C. WARNINGS ABOUT SAFE STORAGE AND HANDLING. Within 6 months of execution of this Agreement, Smith & Wesson shall include in the packaging of each firearm sold a warning on risk of firearms in the home and proper home storage. These warnings shall state in at least 12 point type:

            "This handgun is not equipped with a device that fully blocks use by unauthorized users. More than 200,000 firearms like this one are stolen from their owners every year in the United States. In addition, there are more than a thousand suicides each year by younger children and teenagers who get access to firearms. Hundreds more die from accidental discharge. It is likely that many more children sustain serious wounds, or inflict such wounds accidentally on others. In order to limit the chance of such misuse, it is imperative that you keep this weapon locked in a secure place and take other steps necessary to limit the possibility of theft or accident. Failure to take reasonable preventative steps may result in innocent lives being lost, and in some circumstances may result in your liability for these deaths."

      D. ILLEGAL FIREARMS. Smith & Wesson shall not sell firearms that can be readily converted to an illegal firearm (i.e., a weapon designed in a manner so that with few additional parts and/or minimal modifications an owner can convert the firearm to an illegal fully automatic weapon); nor shall the firearms be designed so that they are resistant to fingerprints.

II.   SALES AND DISTRIBUTION OF SMITH & WESSON FIREARMS.

      Smith & Wesson agrees that both it and, as part of any distribution or agency agreement, its authorized distributors, authorized dealers, and franchisees (collectively referred to as "authorized distributors and dealers") shall commit to a standard of conduct to make every effort to eliminate sales of firearms that might lead to illegal firearm possession and/or misuse by criminals, unauthorized juveniles, and other prohibited persons ("suspect firearms sales"). Suspect firearm sales include sales made to straw purchasers, multiple sales of handguns without reasonable explanation (excluding sales to FFLs), and sales made to any purchaser without a completed background check.

      The parties to this Agreement agree that the obligations in Section II of this Agreement shall apply to Smith & Wesson's authorized distributors and dealers only with respect to firearms manufactured by Smith & Wesson.

      As specified in Sections II.A.2 and II.A.3 below, Smith & Wesson will take action against authorized distributors and dealers that are not compliant with these requirements if Smith & Wesson receives a request for a compliance review from a compliance liaison designated by the City of Boston and the Boston Public Health Commission ("Plaintiffs' compliance liaison"), ATF, or state or local law enforcement.

      A.    AUTHORIZED DISTRIBUTORS AND DEALERS.

            1. REQUIREMENTS. Within 6 months of execution of this Agreement, Smith & Wesson will sell its firearms only to authorized distributors and dealers. In order to qualify to become an authorized distributor or dealer, the distributor or dealer must agree in writing to:

                  a. LICENSES AND CERTIFICATION. Possess a valid and current federal firearms license, and all other licenses and permits required by local, state, or federal law, and certify on an annual basis, under penalty of perjury, compliance with all local, state, and federal firearms laws.

                  b. TRANSACTION REQUIREMENTS. For each transaction involving a Smith & Wesson firearm, perform (in the presence of the purchaser and at the premises listed on its federal firearms license) the following:

                        (1) The completion of the forms and related requirements under the Brady Act and the Gun Control Act.

                        (2)   The physical transfer of the firearm.

                  c. INSURANCE. Where available, carry liability insurance coverage of at least $1 million per incident for damage to property and for injury to or the death of any person resulting from the sale, lease, or transfer of a firearm.

                  d. SALES AT GUN SHOWS. Make no sales of Smith & Wesson firearms at gun shows unless all sales by any seller at the gun show are conducted only upon completion of a background check.

                  e. INVENTORY TRACKING. Within 24 months of execution of this Agreement, maintain an inventory tracking plan for Smith & Wesson firearms that includes at a minimum the following elements:

                        (1) Within one business day after the acquisition (or disposition) of a Smith & Wesson firearm, a record shall be made of the make, model, caliber or gauge, serial number, and acquisition (or disposition) date. Monthly backups of these records shall be maintained in a secure container designed to prevent loss by fire, theft, or other mishap.

                        (2) All Smith & Wesson firearms acquired but not yet disposed of shall be accounted for through an inventory check prepared once each month and maintained in a secure location.

                        (3) For authorized dealers and franchisees, all ATF Form 4473 firearm transaction records for Smith & Wesson firearms shall be retained on the dealer's or franchisee's business premises in a secure container designed to prevent loss by fire, theft, or other mishap.

                        (4) If an audit of an authorized distributor's or dealer's inventory reveals any Smith & Wesson firearms not accounted for, the authorized distributor or dealer shall be subject to termination as an authorized distributor or dealer as specified in Section II.A.2 below.

                  f. SECURITY. Implement a plan for securing Smith & Wesson firearms, including firearms in transit. The plan must satisfy at least the following requirements:

                        (1) During business hours, display cases containing Smith & Wesson firearms shall be locked at all times except when removing firearms to show a customer. Customers shall not be left alone or unattended at any time while handling Smith & Wesson firearms.

                        (2) During non-business hours, Smith & Wesson firearms shall be secured in a locked fireproof safe or vault, or in another secure and locked area, or by the use of a security system that is designed to prevent loss by theft.

                        (3) Smith & Wesson firearms shall be stored separately from handgun ammunition.

                  g. PERSONS UNDER 18. Not permit any person under 18 to handle a Smith & Wesson firearm unless he or she is under the direct supervision of both an employee and a parent or guardian. However, a person under 18 may handle a Smith & Wesson firearm as a part of an organized training program while under the direct supervision of an employee.

                  h. SALE OF PRODUCTS. Not sell Smith & Wesson ammunition magazines that are able to accept more than 10 rounds regardless of the date of manufacture; not sell any Smith & Wesson semi-automatic assault weapon as defined in 18 U.S.C. 921(a)(3) regardless of the date of manufacture; provide safety locks and warnings with new Smith & Wesson firearms, as specified in Section I above; and sell new Smith & Wesson firearms that comport with Section I above. Law enforcement and export sales are exempt from this paragraph.

                  i. ACCESS TO DOCUMENTS REGARDING COMPLIANCE. For purposes of determining compliance with the requirements of
                        Section II, or for any other authorized purpose, provide Smith & Wesson with full access to any documents related to the acquisition and disposition of Smith & Wesson firearms deemed necessary for purposes of complying with Sections II.A.2 and II.A.3.

                  j. MONITORING OF DISTRIBUTION. Participate in and comply with all monitoring of firearms distribution by Smith & Wesson, ATF, or law enforcement.

                  k TRACE REQUESTS. Maintain a record of all trace requests of Smith & Wesson firearms initiated by ATF, and report those trace requests (by make, model, and serial number of firearm, date of trace, and date of sale) to Smith & Wesson on a monthly basis, unless ATF, for investigative reasons, directs the authorized distributor or dealer not to report certain traces.

                  l. EMPLOYEE TRAINING AND CERTIFICATION. Within 12 months of execution of this Agreement, require all employees involved in the sale of Smith & Wesson firearms to receive training prior to handling or selling Smith & Wesson firearms. The training shall be developed by Smith & Wesson in consultation with ATF. The training shall cover at a minimum: the law governing firearms transfers by licensees and individuals; how to recognize straw purchasers and other attempts to purchase firearms illegally; how to recognize indicators that firearms may be diverted for later sale or transfer to those not legally entitled to purchase them; how to respond to those attempts; and the safe handling and storage of firearms. Additionally, all such employees shall receive annual training on the aforementioned topics. Such training may be delivered by electronic medium. If the firearms industry develops a national training program that is approved by ATF, and such national training program is acceptable to the parties to this Agreement, the national training program may be substituted for the training program described in this paragraph.

                        Within 12 months of execution of this Agreement and annually thereafter, Smith & Wesson will obtain from all authorized distributors and dealers certifications that the training has been completed, with a list of the names of all employees who have received such training.

                  m. EMPLOYEE TESTING AND CERTIFICATION. Within 12 months of execution of this Agreement, require all employees to pass a comprehensive written exam, which shall be developed by Smith & Wesson in consultation with ATF, on the material covered in the training before being allowed to sell or handle Smith & Wesson firearms. Any employee who fails to pass the exam shall be prohibited from selling or handling Smith & Wesson firearms on behalf of the authorized distributor or dealer. The annual certification discussed above will include certification that all employees have passed the exam.

                  n. TRANSFER PREREQUISITES - NICS NOTICE. Not complete any transfer of a Smith & Wesson firearm prior to receiving notice from the NICS that the transferee is not a prohibited person under the Gun Control Act.

                  o. TRANSFER PREREQUISITES - VALID LICENSE. Verify the validity of a licensee's federal firearms license against an ATF database such as the ATF database "FFL eZ Check" before transferring a Smith & Wesson firearm to that Licensee.

                  p. TRANSFER LIMITATIONS. Forego any transfer of a Smith & Wesson firearm to a federal firearms licensee if the authorized distributor or dealer knows the licensee to be under indictment for violations of the Gun Control Act, for any violent felony, or for any serious drug offense as defined in 18 U.S.C. 924(e)(2).

                  q. TRANSFER PREREQUISITES - PURCHASER EDUCATION AND NOTIFICATION. Transfer Smith & Wesson firearms only:

                        (1) To individuals who have demonstrated that they can safely handle and store firearms through completion of a certified firearms safety training course or by having passed a certified firearms safety examination. This requirement shall apply only to individuals who purchase such a firearm(s) any time after 6 months following the execution of this Agreement.

                        (2) After demonstrating to the purchaser how to load, unload, and safely store the firearm, and how to engage and disengage all safety devices on the firearm.

                        (3) After providing the purchaser with a copy of the ATF Disposition of Firearms Notice.

                        (4) After obtaining the purchaser's signature on a form certifying that the purchaser has received the instruction described in subparagraph (2) and the notice described in subparagraph (3) and retaining a copy of that form for its files.

                        (5) After providing the purchaser with a written record of the make, model, caliber or gauge, and serial number of each firearm transferred to enable the purchaser to accurately describe the firearm to law enforcement in the event that it is subsequently lost or stolen.

            2. ENFORCEMENT. Smith & Wesson shall incorporate into any distribution or agency agreement with its authorized distributors and dealers procedures for terminating agreements with authorized distributors or dealers that engage in conduct in violation of this Agreement. Authorized distributors and dealers shall agree to this enforcement system as a condition of becoming authorized. Smith & Wesson shall require annual certification by its authorized distributors and dealers that they are in compliance with the requirements in Section II.A.1 (a-q) of this Agreement and applicable provisions of Section II.B and C, below.

            3. NONCOMPLIANCE WITH THE AGREEMENT. If Smith & Wesson receives a request for a compliance review from Plaintiffs' compliance liaison, ATF, or state or local law enforcement as a result of alleged noncompliance with this Agreement by an authorized distributor or dealer, Smith & Wesson will either immediately terminate sales to the authorized distributor or dealer allegedly in noncompliance or will take the following actions. Within seven (7) business days of receiving such a request for a compliance review, Smith & Wesson will notify the authorized distributor or dealer, will inform the authorized distributor or dealer of the alleged noncompliance, and will request information regarding the alleged noncompliance. The authorized distributor or dealer will then have fifteen (15) days to provide Smith & Wesson with the requested information. If Smith & Wesson determines that the authorized distributor or dealer is in violation of the Agreement, Smith & Wesson will provide no further product to the authorized distributor or dealer until Smith & Wesson determines that the authorized distributor or dealer is in compliance with the Agreement.

                  Smith & Wesson shall inform Plaintiffs' compliance liaison (and, if applicable, ATF and the state or local law enforcement agency if it initiated the request for a compliance review) of its notifications and decisions and shall provide them with the information provided by the authorized distributor or dealer. If Plaintiffs' compliance liaison determines that suspension or termination of the authorized distributor or dealer is warranted, and Smith & Wesson has not taken this action, Plaintiffs' compliance liaison may request that the court approving and issuing a consent decree pursuant to this Agreement direct Smith & Wesson to do so.

      B.    AUTHORIZED DISTRIBUTORS - ADDITIONAL PROVISION.

            Authorized distributors must agree to sell Smith & Wesson firearms only to other authorized distributors or dealers or directly to government purchasers.

      C.    AUTHORIZED DEALERS - ADDITIONAL PROVISIONS.

            In addition to the requirements in Section II.A.1 above, authorized dealers must agree:

            1. LIMITATION ON SALES TO FEDERAL FIREARMS licensees. Not to sell any Smith & Wesson firearms to any federal firearms licensee that is not a Smith & Wesson authorized distributor or dealer.

            2. STRAW PURCHASES. Not to engage in sales of Smith & Wesson firearms that the dealer knows or has reason to know are being made to straw purchasers.

            3. MULTIPLE HANDGUN SALES. In addition to federal, state, and local regulations relating to multiple handgun sales, to adhere to the following procedures for multiple Smith & Wesson handgun sales. If a purchaser wants to purchase more than one Smith & Wesson handgun, the purchaser may take from the dealer only one Smith & Wesson handgun on the day of sale. The purchaser may take the additional Smith & Wesson handgun(s) from the dealer 14 days thereafter. This provision shall not apply to sales to qualified private security companies licensed to do business within the State where the transfer occurs for use by the company in its security operations.

            4. MASSACHUSETTS FORM. For sales that require dealers to fill out Commonwealth of Massachusetts form FA-10, on that form the dealer will indicate at the end of the section entitled "Weapon Information" the following two facts:

                  a.    If the sale was made to law enforcement personnel.

                  b. If the handgun sold was manufactured prior to October 1, 1998.

      D.    SMITH & WESSON.

            Smith & Wesson must:

            1. Provide quarterly reports of its own sales data and downstream sales data, with the volume of sales by make, model, caliber, and gauge, to ATF's National Tracing Center.

            2. Not market any firearm in a way that would make the firearm particularly appealing to juveniles or criminals, such as advertising a firearm as "fingerprint resistant."

            3. Refrain from selling any modified or sporterized semi-automatic assault pistol of a type that cannot be imported into the United States.

            4. Reaffirm its longstanding policy and practice of not placing advertisements in the vicinity of schools, high crime zones, or public housing.

            5. Verify the validity of a licensee's federal firearms license against an ATF database such as the ATF database "FFL eZ Check" before transferring a Smith & Wesson firearm to any licensee.

            6. Forego any transfer of a firearm to a federal firearms licensee if Smith & Wesson knows the licensee to be under indictment for violations of the Gun Control Act, for any violent felony, or for any serious drug offense as defined in 18 U.S.C. 924(e)(2).

            7. Implement a plan for securing Smith & Wesson firearms, including firearms in shipment. The plan will include the following elements:

                  a. Employee and visitor movement into and out of Smith & Wesson's facility will be only through designated security control points, and visitors will be admitted only after positive identification and confirmation of the validity of the visit. Employees and visitors must pass through a metal detector before leaving.

                  b. All areas where firearms are assembled and stored will be designated as restricted areas. Access will be authorized only for those employees whose work requires them to enter these areas or for escorted visitors. Protective barriers will be installed in restricted areas to deny or impede unauthorized access.

                  c. Each facility or area where firearms, ammunition, or components are stored will be provided with a system to detect unauthorized entry.

                  d. If firearms are shipped in cartons, the cartons will bear no identifying marks or words. Smith & Wesson will use only very strong cartons to protect against concealed pilferage in truck shipments, and large cartons will be secured with steel strapping in two directions. Smith & Wesson will use only carriers and freight forwarders that warrant in writing that they conduct criminal background checks on delivery personnel and will report all thefts or losses of firearms to ATF within 48 hours of learning of the theft or loss. Smith & Wesson will inspect carriers' and forwarders' local facilities periodically.

            8. Encourage its authorized distributors and dealers to consent to up to three unannounced ATF compliance inspections each year.

            9. Use its best efforts to provide its authorized distributors and dealers with safety locks, at a nominal cost, for use with used Smith & Wesson firearms.

III.  IMPLEMENTING THE AGREEMENT.

      A.    SMITH & WESSON'S CORPORATE RESPONSIBILITY.

            1. Within a reasonable time after execution of this Agreement, and upon ATF's consent, ATF will establish a formula to identify what constitutes a disproportionate number of crime guns. In determining the formula, ATF shall consider the available data and establish procedures to ensure that the relevant data is obtained. This provision will not take effect until ATF establishes the formula and a mechanism for its implementation.

            2. If ATF informs Smith & Wesson that a disproportionate number of crime guns have been traced to an authorized distributor or dealer within three years of the gun's sale, Smith & Wesson will either immediately terminate sales to the authorized distributor or dealer or take the following actions. Smith & Wesson will notify the authorized distributor or dealer of the disproportionate number of crime guns within seven (7) days and demand an explanation and proposal to avoid a disproportionate number of traces in the future. The authorized distributor or dealer will have fifteen (15) days to provide the explanation and proposal.

                  If Smith & Wesson determines that the explanation and proposal are not satisfactory, Smith & Wesson will terminate sales to the authorized distributor or dealer. If Smith & Wesson determines that the explanation and proposal are satisfactory, Smith & Wesson will continue sales, but will closely monitor traces to the authorized distributor or dealer in question. If disproportionate traces continue, Smith & Wesson will terminate sales to the authorized distributor or dealer.

            3. Smith & Wesson shall inform Plaintiffs' compliance liaison and ATF of its notifications and decisions and provide them with the information provided by the authorized distributor or dealer. If Plaintiffs' compliance liaison determines that suspension or termination of the authorized distributor or dealer is warranted, and Smith & Wesson did not take this action, Plaintiffs' compliance liaison may request that the court approving and issuing a consent decree pursuant to this Agreement direct Smith & Wesson to do so.

      B. ROLE OF ATF. ATF will continue to issue, regulate, and inspect federal firearms licensees, collect multiple sales forms, conduct firearms traces, investigate firearms traffickers and straw purchasers, enforce the Gun Control Act and the National Firearms Act, and fulfill its other statutory responsibilities. To the extent consistent with law and the effective accomplishment of its law enforcement responsibilities, ATF will work with Smith & Wesson to assist it in meeting its obligations under the Agreement. Nothing in this paragraph shall diminish the obligation of Smith & Wesson to make reasonable efforts to identify noncompliance and to respond to notifications of violations from parties other than ATF.

      C.    SMITH & WESSON'S COMPLIANCE LIAISON.

            1. Smith & Wesson shall designate an executive level manager to serve as a compliance officer and shall provide the compliance officer with sufficient resources and staff to fulfill the officer's responsibilities under this Agreement.

            2.    The compliance officer shall be responsible for:

                  a. Ensuring that Smith & Wesson fulfills its obligations under this Agreement;

                  b. Training Smith & Wesson's officers and employees on the obligations imposed by this Agreement; and

                  c. Serving as the liaison to Plaintiffs' compliance liaison.

            3. Smith & Wesson shall commit to full cooperation in the implementation and enforcement of this Agreement.

IV.   COOPERATION WITH LAW ENFORCEMENT.

      A. Smith & Wesson reaffirms its commitment to cooperate fully with law enforcement and regulators to eliminate illegal firearms sales and possession.

      B. Within 6 months of execution of this Agreement, if technologically available and reasonably able to be incorporated into the manufacturing process, Smith & Wesson shall fire each firearm before sale and shall enter the digital image of its casing along with the weapon's serial number into a system compatible with the National Integrated Ballistics Identification Network system. The digital image shall be made available electronically to ATF's National Tracing Center. If this technology is not available and reasonably able to be incorporated into the manufacturing process, Smith & Wesson shall fire each firearm before sale and shall supply the fired shell casing, suitably packaged and identified, with the subject handgun upon transfer from Smith & Wesson to an authorized distributor or dealer for compliance with applicable laws and regulations.

      C. Smith & Wesson shall participate in ATF's Access 2000 program to facilitate electronic linkage to its inventory system to allow for rapid responses to ATF's firearms trace requests.

V.    LEGISLATION.

      The parties to this Agreement will work together to support legislative efforts to reduce firearms misuse and the development of authorized user technology.

VI.   EDUCATION TRUST FUND.

      Upon resolution of the current lawsuits brought by cities, counties, or States, the manufacturer parties to this Agreement shall dedicate one percent of annual firearms revenues to a trust fund to implement a public service campaign to inform the public about the risk of firearms misuse, safe storage, and the need to dispose of firearms responsibly.

VII.  MOST FAVORED ENTITY.

      If the manufacturer parties to this Agreement enter into an agreement with any other entity wherein they commit to institute design or distribution reforms that are more expansive than any of the above-enumerated items, such reforms will become a part of this Agreement as well.

      In addition, if firearms manufacturers that are not party to this Agreement agree to design or distribution reforms that are more expansive than any of the above-enumerated items, and if the manufacturers who are party to the other agreement(s) with more expansive terms, in combination with the manufacturer parties to this Agreement, account for fifty percent or more of United States handgun sales, manufacturer parties to this Agreement will agree to abide by the same design and distribution measures.

VIII. ENFORCEMENT.

      The Agreement will be entered and is enforceable as a Court order and as a contract.